Exhibit 4.5

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT’), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE STOCK

Company: FiftyOne, Inc., a Delaware corporation f/k/a E4X, Inc.

Number of Shares: 220,552, subject to adjustment

Class of Stock: Series D Convertible Preferred Stock, $0.01 par value per share

Warrant Price: $0.566761, subject to adjustment

Issue Date: October 19, 2010

Expiration Date: October 19, 2020

Credit Facility:	This Warrant is issued in connection with that certain Third Loan Modification Agreement, of even date herewith, to that certain Loan and Security Agreement dated September 17, 2009, as amended, between Silicon Valley Bank and the Company (as further amended and in effect from time to time, the “Loan Agreement”).

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SILICON VALLEY BANK (Silicon Valley Bank, together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, is referred to hereinafter as “Holder”) is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of the above-stated class and series of stock (the “Class”) of the above-named company (the “Company”) at the above-stated Warrant Price per Share, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1. EXERCISE.

1.1 Method of Exercise. Holder may exercise this Warrant by delivering the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Article 1.2, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2 Conversion Right. In lieu of exercising this Warrant as specified in Article 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares as is computed using the following formula:

X=	Y(A-B)
(A)

where:

X =	the number of shares of the Class to be issued to the Holder pursuant to this Article 1.2.

Y =	the number of shares of the Class covered by this Warrant in respect of which the net issue election is made pursuant to this Article 1.2.

A =	the Fair Market Value (as determined pursuant to Article 1.3) of one share of the Class, as determined at the time the net issue election is made pursuant to this Article 1.2.

B =	the Warrant Price in effect under this Warrant at the time the net issue election is made pursuant to this Article 1.2.

1.3 Fair Market Value. If, at the time of any exercise or conversion of this Warrant, the Company’s common stock is traded in a public market and the Shares are common stock, the fair market value of a Share shall be the closing price of a share of common stock reported for the business day immediately before the day Holder delivers this Warrant together with its Notice of Exercise to the Company (or in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s registration statement filed with the Securities and Exchange Commission in connection with the Company’s initial offering and sale of its shares to the public (“IPO”), the “price to public” per share price specified in the final prospectus relating to the IPO). If the Company’s common stock is traded in a public market and the Shares are preferred stock, the fair market value of a Share shall be the closing price of a share of the Company’s common stock reported for the business day immediately before the day Holder delivers this Warrant together with its Notice of Exercise to the Company (or, in the instance where the Warrant is exercised immediately prior to the effectiveness of the IPO, the initial “price to public” per share price specified in the final prospectus relating to such offering), in both cases, multiplied by the number of shares of the Company’s common stock into which a Share is convertible. If the Company’s common stock is not traded in a public market, the Board of Directors of the Company shall determine the fair market value of each Share in its reasonable good faith judgment.

1.4 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new warrant of like tenor representing the Shares not so acquired.

1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6 Treatment of Warrant Upon Acquisition of Company.

1.6.1 “Acquisition”. For the purpose of this Warrant, “Acquisition” means any sale, transfer, exclusive license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, merger or sale of outstanding equity securities of the Company where the holders of the Company’s outstanding voting equity securities as of immediately before the transaction beneficially own less than a majority of the outstanding voting equity securities of the surviving or successor entity as of immediately after the transaction.

1.6.2 Treatment of Warrant at Acquisition.

A) Upon the written request of the Company, Holder agrees that, in the event of an Acquisition in which the sole consideration is cash and/or Marketable Securities (as defined below), either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition. The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

B) Upon the closing of any Acquisition other than those particularly described in subsection (A) above, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price and/or number of Shares shall be adjusted accordingly.

As used in this Article 1.6, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise or convert this Warrant on or prior to the closing thereof is then traded on a national securities exchange or over-the-counter market, and (iii) Holder would not be restricted by contract or by applicable federal and state securities laws from publicly re-selling, within six (6) months and one day following the closing of such Acquisition, all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition.

1.7 Stockholders’ Agreement. Upon any exercise or conversion of this Warrant, Holder shall at the Company’s request become a party to, by execution and delivery to the Company of a counterpart signature page, joinder agreement, instrument of accession or the like, the Company’s stockholders’ agreement, solely with respect to the Shares issued upon such exercise or conversion, solely to the extent that all holders of outstanding shares of the Class are then parties thereto, and solely to the extent that such agreement is then by its terms in force and effect.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the outstanding shares of the Class payable in common stock or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2 Reclassification, Exchange, Combinations or Substitution. Subject to Article 1.6 above, upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include, without limitation, any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation (as amended and in effect from time to time, the “Charter”), including, without limitation, upon consummation of the IPO. The Company or its successor shall promptly issue to Holder a certificate pursuant to Article 2.6 hereof setting forth the number, class and series or other designation of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon the exercise or conversion of this Warrant. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 Adjustments for Diluting Issuances. The number of shares of common stock issuable upon conversion of the Shares shall be subject to adjustment, from time to time in the manner set forth in the Charter as if the Shares were issued and outstanding on and as of the date of any such required adjustment (and subject to waiver by the required holders of the outstanding shares of the Class in accordance with the Company’s certificate of incorporation, as amended and in effect from time to time (the “Certificate of Incorporation”), provided that any such waiver complies with the last sentence of this Article 2.3). The provisions set forth for the Class in the Charter relating to the above in effect as of the Issue Date may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the Class.

2.4 No Impairment. The Company shall not, by amendment of the Charter or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

2.5 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder in cash the amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Executive Officer or Chief Financial Officer or other duly authorized officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price, Class and number of Shares in effect upon the date thereof and the series of adjustments leading to such Warrant Price, Class and number of Shares. Notwithstanding the foregoing, in the event of an adjustment pursuant to Article 2.3, the Company shall only be required to provide Holder with such notices as are required to be delivered to holders of the Class pursuant to the Certificate of Incorporation regarding antidilution protection, as and when the Company provides such notices to such holders.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company represents and warrants to, and agrees with, the Holder as follows:

(a) The initial Warrant Price referenced on the first page of this Warrant is not greater than the price per share at which shares of the Class were last issued in an arms-length transaction in which at least $500,000 of such shares were sold.

(b) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Warrant, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c) The Company’s summary capitalization table attached hereto as Schedule 1 is true and complete as of the Issue Date.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon the outstanding shares of the Class, whether in cash, property, stock, or other securities and whether or not a regular cash dividend (other than securities for which adjustment is made pursuant to Article 2 hereof); (b) to offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s stock (other than pursuant to contractual pre-emptive rights); (c) to effect any reclassification, reorganization or recapitalization of the shares of the Class; or (d) to effect an Acquisition or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall give Holder: (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of shares of the Class will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; and (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event).

3.3 Registration Under Securities Act of 1933, as amended. The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall have certain incidental, or “Piggyback,” and S-3 registration rights as if Holder were a party to the Company’s Third Amended and Restated Investors’ Rights Agreement dated as of April 30, 2010 (as amended and in effect from time to time, the “Rights Agreement’) with respect to those sections of the Rights Agreement. The provisions set forth in the Rights Agreement relating to the above in effect as of the Issue Date may not be amended, modified or waived without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification, or waiver affects the rights associated with all other shares of the Class whose holders are parties thereto. In addition, Holder agrees to be bound by the “Lock-Up” provision of which the holders of the outstanding shares of the Class (or common stock issuable on conversion thereof) are bound pursuant to the Rights Agreement.

3.4 No Stockholder Rights. Without limiting any provision in this Warrant, Holder agrees that it will not have any rights as a stockholder of the Company until the exercise of this Warrant.

3.5 Certain Information. The Company agrees to provide Holder at any time and from time to time with such information as Holder may reasonably request for purposes of Holder’s compliance with regulatory, accounting and reporting requirements applicable to Holder. Holder agrees to treat and hold all such information of the Company provided pursuant to this Article 3.5 in confidence in accordance with the provisions of Section 12.9 of the Loan Agreement.

ARTICLE 4. REPRESENTATIONS, WARRANTIES OF THE HOLDER. The Holder represents and warrants to the Company as follows:

4.1 Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder will be acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2 Disclosure of Information. Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3 Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4 Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5 The Act. Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

ARTICLE 5. MISCELLANEOUS.

5.1 Term. This Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

5.2 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE ACT, OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 OF THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE COMPANY TO SILICON VALLEY BANK DATED AS OF OCTOBER 19, 2010, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

5.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to SVB Financial Group (Silicon Valley Bank’s parent company) or any other affiliate of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act.

5.4 Transfer Procedure. After receipt by Silicon Valley Bank (“Bank”) of the executed Warrant, Bank will transfer all of this Warrant to SVB Financial Group, Holder’s parent company. Subject to the provisions of Article 5.3 and upon providing the Company with written notice, SVB Financial Group and any subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, SVB Financial Group or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). The Company may refuse to transfer this Warrant or the Shares to any person or entity who directly competes with the Company, unless, in either case, the stock of the Company is publicly traded.

5.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally, or on the third business day after being mailed by first-class registered or certified mail, postage prepaid, or on the next business day following delivery to a reputable overnight courier, fee prepaid (or on the first business day after transmission by facsimile), at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such holder from time to time. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

SVB Financial Group

Attn: Treasury Department

3003 Tasman Drive, HA 200

Santa Clara, CA 95054

Telephone: 408-654-7400

Facsimile: 408-496-2405

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

FiftyOne, Inc.

Attn:

55 West 39th Street, 18th Floor

New York, NY 10018

Telephone:

Facsimile:

With a copy to:

Goodwin Procter LLP

Attn : Mark Macenka, Esq.

Exchange Place

Boston, MA 02109

Telephone: 617-570-1145

Facsimile: 617-523-1231

5.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7 Attorney’s Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8 Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Article 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Article 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to Holder.

5.9 Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

5.10 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to its principles regarding conflicts of law.

[Remainder of page left blank intentionally]

“COMPANY”

FIFTYONE, INC.

By:	/s/ Michael A. DeSimone
Name:	Michael A. DeSimone
(Print)
Title:	CEO

“HOLDER”

SILICON VALLEY BANK

By:	/s/ A. Bonnie Ryan
Name:	A. Bonnie Ryan
(Print)
Title:	Vice President

APPENDIX 1

NOTICE OF EXERCISE

1. Holder elects to purchase                  shares of the Common/Series          Preferred [strike one] Stock of                      pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

[or]

1. Holder elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion is exercised for                      of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing the Shares in the name specified below:

Holders Name

(Address)

3. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as of the date hereof.

HOLDER:

By:

Name:

Title:

(Date):

SCHEDULE 1

Company Summary Capitalization Table

See attached

FiftyOne, INC. - FULLY DILUTED CAPITALIZATION TABLE - SEPTEMBER 30, 2010

Shareholders	Ordinary	Series A	Preferred A on as converted basis	Preferred B	Preferred C	Investment	Preferred D	Total Preferred (A+B+C+D) on as converted basis
Pitango Venture Capital Fund III (USA) LP	373,943	585,623	2,000,585	788,748	2,423,759	1,422,275	2,509,479	7,722,571
Pitango Venture Capital Fund III (USA) Non-Q LP	34,568	54,136	184,938	72,914	224,057	131,483	231,990	713,899
Pitango Venture Capital Fund III (Israeli Investors) LP	101,936	159,640	545,357	215,011	660,703	384,582	678,561	2,099,632
Pitango JP Morgan Fund III (USA) LP		171,017	584,222					584,222
Pitango Venture Capital Fund III Trusts 2000 Ltd.	26,369	41,294	141,067	55,618	170,902	100,128	176,667	544,254
Pitango Principals Fund III (USA) LP	13,184	20,647	70,534	27,806	85,453	50,064	88,334	272,129
Pitango Parallel Investor Fund III (USA) LP						148,484	261,987	261,987

Delta Fund I, LP	444,988	218,802	750,880	938,600	1,756,917			3,446,397
Poalim Delta Fund LP	26,960	13,317	45,493	56,867	106,448			208,808
Delta Fund I (Israel) LP	24,130	11,919	40,717	50,897	95,269			186,883
Gmulot Delta Fund, LP	53,922	26,635	90,990	113,735	212,893			417,618

Adams Street V, LP					2,088,179	1,118,508	1,973,509	4,061,688
BVCF IV, LP					2,088,179	1,118,508	1,973,509	4,061,688

Venture Strategy Partners II, LP					2,170,546			2,170,546
Venture Strategy Partners Afiliate fund, LP					149,653			149,653
Howard L Crisp (Venture Strategy Group)					92,808			92,808

JPMorgan Partners (CCP Overseas Equity Partners)		190,171	649,656					649,656

Dan Ciporin						125,000	220,552	220,552
Deepak Kamra						25,000	44,110	44,110

ON line Ventures (Steve Getsy)					232,020	61,944	109,295	341,315
Think Equity Investment Partners II LLC (Deborah Quazzo)					232,020			232,020
Benjamin C Sparow (Spectum Equity Investors)					27,842	2,478	4,372	32,214
Victor E. Parker (Spectum Equity Investors)					46,404			46,404
Shawn J Colo (Spectum Equity Investors)					13,921			13,921
David M Armstrong (Spectum Equity Investors)					4,640			4,640

Oxygen Associates LLC	41,000
Schwartz Family Investments (1999) Ltd.	77,500					20,000	35,288	35,288

Viborg Anstalt Vaduz		27,167	92,807					92,807
Three Team (E.W ) Ltd		129,167	371,232					371,232
Yogi Consulting and Investments Ltd.		27,167	92,807			10,000	17,644	110,451
SRG Holdings Ltd.		124,667	315,547		278,424			593,971
GLE Trust Assets Ltd*		54,400	148,493		46,404	20,000	35,288	230,185
Collace Services Ltd.		34,000	92,808					92,808

Caymen Partners I, LLC (Jay Pomrenze)		27,167	92,807	92,808	237,588	87,682	154,672	577,875

Shrem, Fudim, Kelner Founders Group II LP		27,168	92,810					92,810
Shrem, Fudim, Kelner & Co Ltd.		27,167	92,807					92,807
Arko Technological Holdings LP		27,167	92,807			123,885	218,584	311,391
Canada Israel Opportunity Fund III LP		27,167	92,807		46,404			139,211
SFK WING 2000 - Finance Ltd.					46,404			46,404

Paymentech Performance Warrants (Common Stock)
Glenbrook Partners, LLC (Common Stock) *****					23,202			23,202
Plenus (Preferred C) - under III round price
Tmura Warrants - to be granted upon closing of III round (Common)
Silicon Valley Bank Warrants - granted upon closing loan (Common)
Joe Smith	20,000
Yuval Tal	310,195					50,000	88,221	88,221
ESOP - Allocated (not including Caymen&OLV stated above)
ESOP - Unallocated
ESOP Trust Company	10,000
Total	1,558,695	2,026,605	6,682,171	2,413,006	13,561,039	5,000,000	8,822,062	31,478,278

By Group

Pitango’s Group (not including SFK)	550,000	1,032,357	3,526,703	1,160,099	3,564,874		3,947,018	12,198,694
Delta’s Group	550,000	271,673	928,080	1,160,099	2,171,527		0	4,259,706
Adams Street Partners Group	0	0	0	0	4,176,358		3,947,018	8,123,376
Venture Strategy Group	0	0	0	0	2,413,007		0	2,413,007
JPMorgan Partners (CCP Overseas Equity Partners)	0	190,171	649,656	0	0		0	649,656
Other investors	458,695	532,404	1,577,732	92,808	1,235,273		928,026	3,833,839
ESOP - Allocated (not including Founders stated above)	0	0	0	0	0		0	0
ESOP - Unallocated	0	0	0	0	0		0	0
Total	1,558,695	2,026,605	6,682,171	2,413,006	13,561,039		8,822,062	31,478,278

	0	0	0	0	0		0	0

Shareholders	Total shares not diluted	Options	Warrants	Adjusted Warrants	Total Options & Warrants on as converted basis	Total Shares Fully diluted on as converted basis	% Not Diluted on as converted basis	% Fully Diluted on as converted basis
Pitango Venture Capital Fund III (USA) LP	8,096,514				0	8,096,514	24.51%	18.32%
Pitango Venture Capital Fund III (USA) Non-Q LP	748,467				0	748,467	2.27%	1.69%
Pitango Venture Capital Fund III (Israeli Investors) LP	2,201,568				0	2,201,568	6.66%	4.98%
Pitango JP Morgan Fund III (USA) LP	584,222				0	584,222	1.77%	1.32%
Pitango Venture Capital Fund III Trusts 2000 Ltd.	570,623				0	570,623	1.73%	1.29%
Pitango Principals Fund III (USA) LP	285,313				0	285,313	0.86%	0.64%
Pitango Parallel Investor Fund III (USA) LP	261,967				0	261,987	0.79%	0.59%

Delta Fund I, LP	3,891,385				0	3,891,385	11.78%	8.79%
Poalim Delta Fund LP	235,768				0	235,768	0.71%	0.53%
Delta Fund I (Israel) LP	211,013				0	211,013	0.64%	0.48%
Gmulot Delta Fund, LP	471,540				0	471,540	1.43%	1.07%

Adams Street V, LP	4,061,688				0	4,061,688	12.29%	9.19%
BVCF IV, LP	4,061,688				0	4,061,688	12.29%	9.19%

Venture Strategy Partners II, LP	2,170,546				0	2,170,546	6.57%	4.90%
Venture Strategy Partners Afiliate fund, LP	149,653				0	149,653	0.45%	0.34%
Howard L Crisp (Venture Strategy Group)	92,808				0	92,808	0.28%	0.21%

JPMorgan Partners (CCP Overseas Equity Partners)	649,656		81,502	278,424	278,424	928,080	1.97%	2.10%

Dan Ciporin	220,552				0	220,552	0.67%	0.50%
Deepak Kamra	44,110				0	44,110	0.13%	0.10%

ON line Ventures (Steve Getsy)	341,315	307,516			307,516	648,831	1.03%	1.47%
Think Equity Investment Partners II LLC (Deborah Quazzo)	232,020				0	232,020	0.70%	0.52%
Benjamin C Sparow (Spectum Equity Investors)	32,214				0	32,214	0.10%	0.07%
Victor E. Parker (Spectum Equity Investors)	46,404				0	46,404	0.14%	0.10%
Shawn J Colo (Spectum Equity Investors)	13,921				0	13,921	0.04%	0.03%
David M Armstrong (Spectum Equity Investors)	4,640				0	4,640	0.01%	0.01%

Oxygen Associates LLC	41,000				0	41,000	0.12%	0.09%
Schwartz Family Investments (1999) Ltd.	112,788				0	112,788	0.34%	0.25%

Viborg Anstalt Vaduz	92,807				0	92,807	0.28%	0.21%
Three Team (E.W ) Ltd	371,232				0	371,232	1.12%	0.84%
Yogi Consulting and Investments Ltd.	110,451				0	110,451	0.33%	0.25%
SRG Holdings Ltd.	593,871				0	593,971	1.80%	1.34%
GLE Trust Assets Ltd*	230,185				0	230,185	0.70%	0.52%
Collace Services Ltd.	92,808				0	92,808	0.28%	0.21%

Caymen Partners I, LLC (Jay Pomrenze)	577,875	507,129			507,129	1,085,004	1.75%	2.45%

Shrem, Fudim, Kelner Founders Group II LP	92,810				0	92,810	0.28%	0.21%
Shrem, Fudim, Kelner & Co Ltd.	92,807				0	92,807	0.28%	0.21%
Arko Technological Holdings LP	311,391				0	311,391	0.94%	0.70%
Canada Israel Opportunity Fund III LP	139,211				0	139,211	0.42%	0.31%
SFK WING 2000 - Finance Ltd.	46,404					46,404	0.14%	0.10%

Paymentech Performance Warrants (Common Stock)			130,404	130,404	130,404	130,404	0.00%	0.29%
Glenbrook Partners, LLC (Common Stock) *****	23,202		0	0	0	23,202	0.07%	0.05%

Plenus (Preferred C) - under III round price			324,828	575,283	575,283	575,283		1.30%

Tmura Warrants - to be granted upon closing of III round (Common)			53,568	53,568	53,568	53,568		0.12%
Silicon Valley Bank Warrants - granted upon closing loan (Common)			139,212	139,212	139,212	139,212		0.31%
Joe Smith	20,000				0	20,000	0.06%	0.05%
Yuval Tal	398,416				0	398,416	1.21%	0.90%
ESOP - Allocated (not including Caymen&OLV stated above)		6,862,659			6,862,659	6,862,659		15.51%
ESOP - Unallocated		2,361,335			2,361,335	2,361,335		5.34%
ESOP Trust Company	10,000					10,000	0.03%	0.02%
Total	33,036,973	10,036,639	729,514	1,176,891	11,215,530	44,252,503	100.00%	100.01%

		Common W	183,972	183,972

		A Warrants	81,502	278,424

		B Warrants

		C Warrants	464,040	714,495

		Total	729,514	1,176,891

By Group

Pitango’s Group (not including SFK)	12,748,694	0	0	0	0	12,748,694	38.59%	28.83%
Delta’s Group	4,809,706	0	0	0	0	4,809,706	14.56%	10.87%
Adams Street Partners Group	8,123,376	0	0	0	0	8,123,376	24.59%	18.38%
Venture Strategy Group	2,413,007	0	0	0	0	2,413,007	7.30%	5.45%
JPMorgan Partners (CCP Overseas Equity Partners)	649,656	0	81,502	278,424	278,424	928,080	1.97%	2.10%
Other investors	4,292,534	814,645	648,012	898,467	1,713,112	6,005,646	12.99%	13.53%
ESOP - Allocated (not including Founders stated above)	0	6,862,659	0	0	6,862,659	6,862,659		15.51%
ESOP - Unallocated	0	2,361,335	0	0	2,361,335	2,361,335		5.34%
Total	33,036,973	10,038,639	729,514	1,176,891	11,215,530	44,252,503	100.00%	100.01%

	0	0	0	0	0	0	0	0

					Authorized
			Preferred A	2,026,605	2,108,107
			Preferred B	2,413,006	2,654,307
			Preferred C	13,561,039	14,400,000
			Preferred D	8,822,062	9,500,000

				26,822,712	28,662,414

			Options	10,038,639
			Common W	183,972

				10,222,611

						Issued
			Common	1,558,695		1,558,695
			Options	10,038,639
			Adjusted W	1,176,891
			Adjusted A	6,682,171		2,026,605
			Preferred B	2,413,006		2,413,006
			Preferred C	13,561,039		13,561,039	Issued Preferred
			Preferred D	8,822,062		8,822,062

				44,252,503	46,500,000	28,381,407	26,822,712

			Total	71,075,215	75,162,414